Exhibit 4.1

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of March 5, 2024, InspireMD, Inc., a Delaware corporation (“we,” “our” and the “Company”) has one class of security registered under Section 12 of the Securities Exchange Act of 1934, as amended: common stock, par value $0.0001 per share. The following description of such security is intended as a summary of the terms of such security as currently in effect and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”) and the bylaws are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our amended and restated Certificate of Incorporation and amendments thereto, our bylaws and the applicable provisions of the Delaware General Corporation Law, as amended (the “DGCL”), for additional information.

Authorized Capital Stock

Pursuant to our Certificate of Incorporation, we have authorized 155,000,000 shares of capital stock, par value $0.0001 per share, of which 150,000,000 are shares of common stock and 5,000,000 are shares of “blank check” preferred stock. The authorized and unissued shares of common stock and the authorized and undesignated shares of preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our stockholders is so required, our board of directors does not intend to seek stockholder approval for the issuance and sale of our common stock or preferred stock.

Common Stock

The holders of our common stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. Our directors are divided into three classes. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire are elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

On April 26, 2021, Company effectuated a reverse stock split of its common stock at a ratio of 1-for-15.

The transfer agent and registrar for our common stock is Securities Transfer Corporation. The transfer agent’s address is 2901 Dallas Parkway, Suite 380, Plano, Texas 75093.

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “NSPR.”

Preferred Stock

The board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights. Issuance of preferred stock by our board of directors may result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of our common stock and could dilute the voting rights of the holders of our common stock.

Prior to the issuance of shares of each series of preferred stock, the board of directors is required by the Delaware General Corporation Law and our Certificate of Incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

●	the number of shares constituting that series and the distinctive designation of that series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;

●	the dividend rate and the manner and frequency of payment of dividends on the shares of that series, whether dividends will be cumulative, and, if so, from which date;

●	whether that series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

●	whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors may determine;

●	whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption;

●	whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

●	whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect;

●	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and

●	any other relative rights, preferences and limitations of that series.

Once designated by our board of directors, each series of preferred stock may have specific financial and other terms.

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Series C Convertible Preferred Stock (the “Series C Preferred Stock”)

As of March 5, 2024, there were 1,718 shares of Series C Preferred Stock outstanding, convertible into an aggregate of 2,284 shares of our common stock.

On March 14, 2017, we issued 1,069,822 shares of Series C Preferred Stock in a public offering. Our Series C Preferred Stock has a stated value of $6.40, and each share of Series C Preferred Stock was initially convertible into 0.00015267 of a share of common stock at an initial conversion price equal to $42,000 per share of common stock. Series C Preferred Stock, to the extent that it has not been converted previously, is subject to full ratchet anti-dilution price protection upon the issuance of equity or equity-linked securities at an effective common stock purchase price of less than the conversion price then in effect, subject to adjustment as provided in the certificate of designation. In accordance with the anti-dilution price protection contained in the certificate of designation for the Series C Preferred Stock as further described below, we reduced the Series C Preferred Stock conversion price to $2250.00 per share in connection with the underwritten public offering that closed on March 1, 2018, to $1312.50 per share in connection with the underwritten public offering that closed on April 2, 2018, to $225.00 per share in connection with the underwritten public offering that closed on July 3, 2018, to $75.00 per share in connection with the underwritten public offering that closed on April 8, 2019, then to $27 per share in connection with the underwritten public offering that closed on September 24, 2019, to $6.75 per share in connection with the underwritten public offering that closed on June 5, 2020, to $4.815 per share in connection with the utilization of the ATM Facility, and to $1.3827 per share in connection with the Private Placement Offering that closed on May 17, 2023.

The Series C Preferred Stock is convertible at any time at any time at the option of the holder, provided that the holder will be prohibited from converting Series C Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

In the event of our liquidation, dissolution, or winding up, holders of our Series C Preferred Stock will be entitled to receive the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares of Series C Preferred Stock if such shares had been converted to common stock immediately prior to such event (without giving effect for such purposes to the 4.99% or 9.99% beneficial ownership limitation, as applicable) subject to the preferential rights of holders of any class or series of our capital stock specifically ranking by its terms senior to the Series C Preferred Stock as to distributions of assets upon such event, whether voluntarily or involuntarily.

Shares of Series C Preferred Stock are not entitled to receive any dividends, unless and until specifically declared by our board of directors. However, holders of our Series C Preferred Stock are entitled to receive dividends on shares of Series C Preferred Stock equal (on an as-if-converted-to-common-stock basis, and without giving effect for such purposes to the 4.99% or 9.99% beneficial ownership limitation, as applicable) to and in the same form as dividends actually paid on shares of the common stock when such dividends are specifically declared by our board of directors. We are not obligated to redeem or repurchase any shares of Series C Preferred Stock. Shares of Series C Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous fund provision.

The holders of the Series C Preferred Stock have no voting rights, except as required by law. Any amendment to our Certificate of Incorporation, bylaws or certificate of designation that adversely affects the powers, preferences and rights of the Series C Preferred Stock requires the approval of the holders of a majority of the shares of Series C Preferred Stock then outstanding.

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Pursuant to the anti-dilution provisions contained in the certification of designation for our Series C Preferred Stock, in the event that, while any of our Series C Preferred Stock is outstanding, we issue equity or equity-linked securities at an effective common stock purchase price of less than the Series C Preferred Stock conversion price then in effect, we are required, subject to certain limitations and adjustments as provided in the certificate of designation, to reduce the Series C Preferred Stock conversion price to equal the effective common stock purchase price. This reduction in the Series C Preferred Stock conversion price will result in a greater number of shares of common stock becoming issuable upon conversion of the Series C Preferred Stock for no additional consideration.

We have not listed, and we do not plan on making an application to list, the Series C Preferred Stock on Nasdaq, any other national securities exchange or any other nationally recognized trading system.

Shares of Series C Preferred Stock were issued in book-entry form under a transfer agency and service agreement between Action Stock Transfer Corp., as transfer agent, and us, and are represented by one or more book-entry certificates deposited with DTC and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

The transfer agent and registrar for our Series C Preferred Stock is Securities Transfer Corporation. The transfer agent’s address is 2901 Dallas Parkway, Suite 380, Plano, Texas 75093.

You should review the certificate of designation of the Series C Preferred Stock, and a subsequent amendment, which are filed as an exhibit to this Annual Report on Form 10-K, for a complete description of the terms and conditions of the Series C Preferred Stock.

Delaware Anti-Takeover Law, Provisions of our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

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Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, or controlling, or controlled by, the entity or person. The term “owner” is broadly defined to include any person that, individually, with or through that person’s affiliates or associates, among other things, beneficially owns the stock, or has the right to acquire the stock, whether or not the right is immediately exercisable, under any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote the stock under any agreement or understanding, or has an agreement or understanding with the beneficial owner of the stock for the purpose of acquiring, holding, voting or disposing of the stock.

The restrictions in Section 203 do not apply to corporations that have elected, in the manner provided in Section 203, not to be subject to Section 203 of the Delaware General Corporation Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders. Our Certificate of Incorporation and bylaws do not opt out of Section 203.

Section 203 could delay or prohibit mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Certificate of Incorporation and Bylaws

Provisions of our Certificate of Incorporation and bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our Certificate of Incorporation and bylaws:

●	permit our board of directors to issue up to 5,000,000 shares of preferred stock, without further action by the stockholders, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;

●	provide that the authorized number of directors may be changed only by resolution of the board of directors;

●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

●	divide our board of directors into three classes, with each class serving staggered three-year terms;

●	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

●	provide that special meetings of our stockholders may be called only by our board of directors; and

●	set forth an advance notice procedure with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.

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